EXHIBIT 99. CODE.ETH

                               THE APPLETON FUNDS

                                 CODE OF ETHICS
                                       FOR
                    PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

I.   INTRODUCTION

     The Board of Trustees of The Appleton Funds (the "Trust") has adopted this code of ethics (the "Code") applicable to the Trust's Principal Executive Officers and Principal Financial Officers (the "Covered Officers") to deter wrongdoing and to promote:

     o    honest  and  ethical  conduct,   including  the  ethical  handling  of
          conflicts of interest;

     o    full, fair, accurate, timely and understandable disclosure;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     o    accountability for adherence to the Code.

II.  COVERED OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

     Each  Covered  Officer  owes a duty to the  Trust  to act  with  integrity.
Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

     Each Covered Officer must:

     o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trust's policies;

     o observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trust's policies;

     o    adhere to a high standard of business ethics; and

     o place the interests of the Trust before the Covered Officer's own personal interests.

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     All activities of Covered  Officers should be guided by and adhere to these fiduciary standards.

III. COVERED OFFICERS SHOULD HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST ETHICALLY

     GUIDING PRINCIPLES. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Trust. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform the Trust's work objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust. In addition, Covered Officers should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Trust should never be subordinated to personal gain and advantage.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior they will be deemed to be incorporated into this Code and therefore any violations of such prohibitions will also be deemed a violation of the Code. Covered Officers must in all cases comply with applicable statutes and regulations.

     As to conflicts arising from, or as a result of the contract relationship between, the Trust and Appleton Partners, Inc. (the "Adviser"), the Trust's investment adviser, of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the Adviser's fiduciary duties to the Trust, the Covered Officers will in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Trusts. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Trust.

     Each Covered Officer must:

     o    avoid conflicts of interest wherever possible;

     o    handle any actual or apparent conflict of interest ethically;

     o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

     o not cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust;

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     o    not use knowledge of portfolio  transactions  made or contemplated for the Trust to profit or cause others to profit, by the market effect of such transactions;

     o as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Trust's Compliance Officer prior to engaging in such transaction or relationship;

     o report at least annually any affiliations or other relationships related to conflicts of interest that the Trust's Directors and Officers Questionnaire covers;

          Some conflict of interest situations that should always, be discussed with the Compliance Officer, if material, include the following;

     o    any outside business activity;

     o    service as a director on the board of any public or private company;

     o    the receipt of any gifts in excess of $100;

     o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

     o    any   ownership   interest  in,  or  any   consulting   or  employment
          relationship with, any of the Trust's service providers, other than the Adviser;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

IV.  DISCLOSURE

     Each Covered Officer is required to be familiar, and comply, with the Trust's disclosure controls and procedures so that the Trust's subject reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trust's other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Trust officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

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     Each Covered Officer must:

     o familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

     o    not knowingly  misrepresent,  or cause others to  misrepresent,  facts about the Trust to others, whether within or outside the Trust, including to the Trust's internal auditors, independent directors, independent auditors, and to governmental regulators and self-regulatory organizations.

V.   COMPLIANCE

     It is the Trust's policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o upon receipt of the Code, sign and submit to the Compliance Officer an acknowledgement stating that he or she has received, read, and understands the Code.

     o annually thereafter submit a form to the Compliance Officer confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code.

     o not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

     o notify the Compliance Officer promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

     Except as described otherwise below, the Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

     The Compliance Officer is authorized to consult, as appropriate, with the Audit Committee (the "Committee"), the Independent Trustees, the Board of Trustees and counsel to the Trust and is encouraged to do so.

     The  Committee  is  responsible   for  granting   waivers  and  determining
sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers will be considered by the Committee.

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     The Trust will follow these procedures in investigating  and enforcing this
Code, and in reporting on the Code:

     o the Compliance Officer will take all appropriate action to investigate any violations reported to him or her;

     o violations and potential violations will be reported to the Committee after such investigation;

     o    if the Committee  determines  that a violation  has occurred,  it will
          inform  the  Board  of   Trustees   who  will  take  all   appropriate
          disciplinary or preventive action;

     o appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities;

     o the Board will be responsible for granting waivers, as appropriate, to the extent such matters are referred to it by the Committee; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

VII. OTHER POLICIES AND PROCEDURES

     The Trust's and the Adviser's codes of ethics under Rule 17j-1 of the Investment Company Act of 1940 are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII. AMENDMENTS

     This Code may not be amended except in written form, which is specifically approved by a majority vote of the Trust's Board of Trustees, including a majority of Independent Trustees.

IX.  CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board of Trustees.

X.   INTERNAL USE

     The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date:  June 13, 2003

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EXHIBIT A

Persons Covered by this Code of Ethics

      James I. Ladge - President and Treasurer

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